Exhibit 3.1

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

LIFELOCK, INC.

The undersigned, Todd Davis, hereby certifies that:

1. He is the duly elected and acting Chairman, President, and Chief Executive Officer of LifeLock, Inc., a Delaware corporation (the “Corporation”).

2. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the state of Delaware on April 12, 2005.

3. The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the state of Delaware on November 15, 2006.

4. The Corporation’s Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the state of Delaware on April 23, 2007.

5. The Corporation’s Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the state of Delaware on January 18, 2008.

6. The Corporation’s Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the state of Delaware on May 14, 2009.

7. A Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the state of Delaware on March 8, 2010.

8. The Corporation’s Fifth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the state of Delaware on June 4, 2010.

9. A Certificate of Amendment of Fifth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the state of Delaware on July 29, 2010.

10. A Certificate of Amendment of Fifth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the state of Delaware on November 18, 2011.

11. The text of the Fifth Amended and Restated Certificate of Incorporation, as amended, as heretofore in effect is hereby amended and restated to read as set forth in full in the Sixth Amended and Restated Certificate of Incorporation of the Corporation attached hereto as Exhibit A.

12. The attached Sixth Amended and Restated Certificate of Incorporation of the Corporation was duly adopted by the Corporation’s board of directors and stockholders in accordance with the provisions of Sections 228, 242, and 245 of the General Corporation Law of the state of Delaware.

IN WITNESS WHEREOF, the undersigned has signed this Sixth Amended and Restated Certificate of Incorporation as of this 14th day of March, 2012.

/s/ Todd Davis
Todd Davis, Chairman, President, and Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of this corporation is LifeLock, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the state of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at that address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

A. Authorized Stock. The Corporation shall have the authority to issue a total of 150,194,865 shares, consisting of (i) 100,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of which (a) 95,000,000 shares shall be designated as voting common stock, par value $0.001 per share (the “Voting Common Stock”), and (b) 5,000,000 shares shall be designated as non-voting common stock, par value $0.001 per share (the “Non-Voting Common Stock”), and (ii) 50,194,865 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

B. Rights, Preferences, and Restrictions of Preferred Stock. The Preferred Stock authorized by this Sixth Amended and Restated Certificate of Incorporation (the “Restated Certificate”) may be issued from time to time in one or more series, each such series to have such rights, preferences, privileges, and restrictions as stated herein. A total of 8,700,000 shares of the Corporation’s Preferred Stock shall be designated as “Series A Preferred Stock,” a total of 6,850,000 shares of the Corporation’s Preferred Stock shall be designated as “Series B Preferred Stock,” a total of 5,677,571 shares of the Corporation’s Preferred Stock shall be designated as “Series C Preferred Stock,” a total of 10,165,566 shares of the Corporation’s Preferred Stock shall be designated as “Series D Preferred Stock,” a total of 13,549,494 shares of the Corporation’s Preferred Stock shall be designated as “Series E Preferred Stock,” a total of 1,586,778 shares of the Corporation’s Preferred Stock shall be designated as “Series E-1 Preferred Stock,” and a total of 3,665,456 shares of the Corporation’s Preferred Stock shall be designated as “Series E-2 Preferred Stock.” As used herein, the term “Preferred Stock” used without references to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock, and/or Series E-2 Preferred Stock means collectively the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock, and Series E-2 Preferred Stock share for share alike and without distinction as to series. The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are as set forth in this Article IV(B).

1. Dividend Provisions. The holders of record of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, when, as, and if declared by the Board of Directors of the Corporation (the “Board of Directors”) on the Common Stock. Such dividends shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each holder (assuming conversion of all such shares of Preferred Stock into shares of Common Stock).

2. Liquidation, Dissolution, or Winding Up.

(a) Preference. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the assets of the Corporation shall be distributed as follows:

(i) The holders of shares of Series E-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-2 Preferred Stock, or Common Stock by reason of their ownership thereof, an amount equal to $15.7552 per share of Series E-1 Preferred Stock (as adjusted for stock splits, stock dividends, combination, reorganization, recapitalization, reclassification, and the like) (the “Series E-1 Preference Price”), plus any declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of shares of Series E-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of shares of Series E-1 Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(ii) Upon the completion of the foregoing distribution required by Section 2(a)(i) above, the holders of shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, and Series E-2 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of shares of Series A Preferred Stock, Series B Preferred Stock, or Common Stock by reason of their ownership thereof, an amount equal to (A) $5.00 per share of Series C Preferred Stock (as adjusted for stock splits, stock dividends, combination, reorganization, recapitalization, reclassification, and the like), plus any declared but unpaid dividends; (B) $5.6558 per share of Series D Preferred Stock (as adjusted for stock splits, stock dividends, combination, reorganization, recapitalization, reclassification, and the like), plus any declared but unpaid dividends; (C) $13.3919 per share of Series E Preferred Stock (as adjusted for stock splits, stock dividends, combination, reorganization, recapitalization, reclassification, and the like) (the “Series E Preference Price”), plus any declared but unpaid dividends; and (D) the Series E Preference Price per share of Series E-2 Preferred Stock, plus any declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, and Series E-2 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, and Series E-2 Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(iii) Upon completion of the foregoing distribution required by Section 2(a)(ii) above, the holders of shares of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of shares of Common Stock by reason of their ownership thereof, an amount equal to (A) $0.70 per share of Series A Preferred Stock (as adjusted for stock splits, stock dividends, combination, reorganization, recapitalization, reclassification, and the like), plus any declared but unpaid dividends; and (B) $1.00 per share of Series B Preferred Stock (as adjusted for stock splits, stock dividends, combination, reorganization, recapitalization, reclassification, and the like), plus any declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of shares of Series A Preferred Stock and Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of shares of Series A Preferred Stock and Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b) Remaining Assets. Upon the completion of the distributions required by Section 2(a) above, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock into shares of Common Stock); provided, however, that (i) the aggregate amount distributed to holders of shares of Series B Preferred Stock pursuant to this Section 2 (including the amount distributed pursuant to Section 2(a)(iii) above) shall not exceed a cumulative maximum of $1.50 per share of Series B Preferred Stock; (ii) the aggregate amount distributed to holders of shares of Series C Preferred Stock pursuant to this Section 2 (including the amount distributed pursuant to Section 2(a)(ii) above) shall not exceed a cumulative maximum of $7.50 per share of Series C Preferred Stock; and (iii) the aggregate amount distributed to holders of shares of Series D Preferred Stock pursuant to this Section 2 (including the amount distributed pursuant to Section 2(a)(ii) above) shall not exceed a cumulative maximum of $8.4837 per share of Series D Preferred Stock, in each case as adjusted for stock splits, stock dividends, combination, reorganization, recapitalization, reclassification, and the like (for the avoidance of doubt, the holders of shares of Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock shall not receive any amounts after such holders have received the cumulative maximum amounts per share as set forth in this proviso).

(c) Deemed Conversion. Notwithstanding the above, for purposes of determining the amount each holder of shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock, and Series E-2 Preferred Stock is entitled to receive with respect to a Liquidation Transaction (as hereinafter defined), each such holder of shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock, and Series E-2 Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Transaction if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock, or Series E-2 Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock, or Series E-2 Preferred Stock into Common Stock pursuant to this Section 2(c), then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock, or Series E-2 Preferred Stock, as the case may be, that have not converted (or have not been deemed to have converted) into shares of Common Stock, but instead such holder shall be entitled to receive the distribution made to holders of shares of Common Stock.

(d) Certain Acquisitions.

(i) Deemed Liquidation. For purposes of this Section 2, a liquidation, dissolution, or winding up of the Corporation shall be deemed to occur if there is (A) a sale of all or substantially all of the assets of the Corporation; (B) a merger, reorganization, or other transaction in which 50% of the outstanding voting power of the Corporation is transferred; or (C) an exclusive, irrevocable licensing of all of the Corporation’s intellectual property to a third party (other than a wholly owned subsidiary of the Corporation) (any such transaction, a “Liquidation Transaction”), unless in any such transaction each of (x) the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, and Series E-2 Preferred Stock, voting together as a single class on an as converted to Voting Common Stock basis, and (y) the holders of at least a majority of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class on an as converted to Voting Common Stock basis, elect not to treat such transaction as a Liquidation Transaction (a “Non-Election”); provided, however, that none of the following shall be considered a Liquidation Transaction: (1) a merger effected exclusively for the purpose of changing the domicile of the Corporation; (2) an equity financing in which the Corporation is the surviving corporation; or (3) a transaction in which the stockholders of the Corporation immediately prior to the transaction own 50% or more of the voting stock of the surviving corporation following the transaction (taking into account only stock of the Corporation held by such stockholders prior to the transaction). Unless an election is made to have an event not constitute a Liquidation Transaction, all consideration payable to the stockholders of the Corporation in connection with any such merger, consolidation or other transaction, or all consideration payable to the Corporation and distributable to its stockholders, together with all other available assets of the Corporation (net of obligations owed by the Corporation that are senior to the Preferred Stock), in connection with any such asset sale or licensing transaction, shall be, as applicable, paid by the purchaser to the holders of, or distributed by the Corporation in redemption (out of funds legally available therefor) of, the Preferred Stock and any other capital stock in accordance with the preferences and priorities set forth in Section 2 hereof, with such preferences and priorities specifically intended to be applicable in any such merger, consolidation, asset sale, licensing transaction or other transaction as if such transaction were a Liquidation Transaction. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of this Section 2(d)(i), including, without limitation, (i) in the case of a merger or consolidation, causing the definitive agreement relating to such merger or consolidation to provide for a rate at which the shares of Preferred Stock are converted into or exchanged for cash, new securities, or other property which gives effect to the preferences and priorities set forth in Section 2 hereof; or (ii) in the case of an asset sale, redeeming the Preferred Stock giving effect to the preferences and priorities set forth in Section 2 hereof. The amount deemed distributed to the holders of Preferred Stock upon any such transaction shall be the cash or the value of the property, rights, or securities distributed to such holders by the Corporation or the acquiring person, firm, or other entity, as applicable. Notwithstanding the foregoing, and notwithstanding any Non-Election, a Liquidation Transaction shall be treated as a liquidation, dissolution, or winding up of the Corporation for purposes of this Section 2 with respect only to the outstanding shares of Series E-1 Preferred Stock, unless the holders of at least two-thirds of the outstanding shares of Series E-1 Preferred Stock affirmatively elect not to treat such Liquidation Transaction as a liquidation, dissolution, or winding up of the Corporation for purposes of this Section 2. For the avoidance of doubt, in the event of a Non-Election, unless the holders of at least two-thirds of the outstanding shares of Series E-1 Preferred Stock elect not to treat such applicable Liquidation Transaction as a liquidation, dissolution or winding of the Corporation for purposes of this Section 2 with respect to their shares of Series E-1 Preferred Stock, then, after the distribution of the consideration relating to such transaction to the holders of outstanding shares of Series E-1 Preferred Stock pursuant to this Section 2, (1) the holders of Series E-1 Preferred Stock shall not be entitled to any further distributions or consideration with respect to the shares of Series E-1 Preferred Stock and (2) all shares of Series E-1 Preferred Stock shall no longer be considered outstanding.

(ii) Valuation of Consideration. In the event of a deemed liquidation as described in Section 2(d)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability:

(1) If traded on a securities exchange, the value shall be based on the formula specified in the definitive agreements for the Liquidation Transaction or, if no such formula exists, then the value of such securities shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange over a specified time period;

(2) If actively traded over-the-counter, the value shall be based on the formula specified in the definitive agreements for the Liquidation Transaction or, if no such formula exists, then the value of such securities shall be based on a formula approved by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) of such securities over a specified time period; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(d)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iii) Notice of Liquidation Transaction. The Corporation shall give each holder of record of shares of Preferred Stock written notice of any impending Liquidation Transaction not later than ten days prior to the stockholders’ meeting called to approve such Liquidation Transaction, or ten days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes to the terms and conditions of the Liquidation Transaction. Unless such notice requirements are waived, the Liquidation Transaction shall not take place sooner than ten days after the Corporation has given the first notice provided for herein or sooner than ten days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Restated Certificate, all notice periods or requirements in this Restated Certificate may be shortened or waived, either before or after the action for which notice is required, upon the written consent of each of (x) the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock and Series E-2 Preferred Stock, voting together as a single class on an as converted to Voting Common Stock basis (a “Senior Preferred Majority”), and (y) the holders of a majority of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock that are entitled to such notice rights, voting together as a single class on an as converted to Voting Common Stock basis.

(iv) Effect of Noncompliance. In the event the requirements of this Section 2(d) are not complied with, the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until the requirements of this Section 2 have been complied with or cancel such Liquidation Transaction, in which event the rights, preferences, privileges, and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges, and restrictions existing immediately prior to the date of the first notice referred to in Section 2(d)(iii).

3. Redemption.

(a) Redemption Date and Price. Subject to the “Permitted Share Redemption” rights set forth in Section 3(e) below, at any time and from time to time following the date that is six (6) months after the earlier to occur of (i) the Maturity Date (as defined in that certain Credit Agreement, dated as of February 7, 2012, among the Corporation, the “Guarantors” (as defined therein), the “Lenders” from time to time party thereto, and the “Administrative Agent” (as defined therein), as amended from time to time (the “Credit Agreement”)) and (ii) the date that all Obligations (as defined in the Credit Agreement) have been paid in full and all Loan Documents (as defined in the Credit Agreement) have been terminated, or as soon thereafter as legally permissible, but on a date (the “Redemption Date”) within 45 days after receipt by the Corporation of a written request (a “Redemption Election”) from the holders of not less than a majority of the then outstanding shares of (1) Series A Preferred Stock, (2) Series B Preferred Stock, (3) Series C Preferred Stock, (4) Series D Preferred Stock, or (5) Series E Preferred Stock, Series E-1 Preferred Stock, and Series E-2 Preferred Stock (such Series E Preferred Stock, Series E-1 Preferred Stock, and Series E-2 Preferred Stock being treated together as a single series) that all or some of the shares of the applicable series be redeemed, the Corporation shall, to the extent it may lawfully do so, redeem the number of shares specified in the Redemption Election in accordance with the procedures set forth in this Section 3 by paying in cash therefor a sum equal to $1.05 per share of Series A Preferred Stock, $1.50 per share of Series B Preferred Stock, $7.50 per share of Series C Preferred Stock, $8.4837 per share of Series D Preferred Stock, the Series E Preference Price per share of Series E Preferred Stock, the Series E-1 Preference Price per share of Series E-1 Preferred Stock, and the Series E Preference Price per share of Series E-2 Preferred Stock (in each case, without duplication, as adjusted for stock splits, stock dividends, combination, reorganization, recapitalization, reclassification, and the like), plus any declared but unpaid dividends on such shares (as applicable, the “Redemption Price”); provided, however, that in the event that holders of (1) Series C Preferred Stock, (2) Series D Preferred Stock, or (3) Series E Preferred Stock, Series E-1 Preferred Stock, and Series E-2 Preferred Stock (such Series E Preferred Stock, Series E-1 Preferred Stock, and Series E-2 Preferred Stock being treated together as a single series) have made a Redemption Election, no Preferred Stock shall be redeemed pursuant to such Redemption Election without the prior written consent of a Senior Preferred Majority, if the aggregate proceeds initially distributable (i) to the holders of Series C Preferred Stock who have made a Redemption Election would result in such holders having less than two-thirds of their shares of Series C Preferred Stock submitted for redemption so redeemed at the Redemption Price for the Series C Preferred Stock, (ii) to the holders of Series D Preferred Stock who have made a Redemption Election would result in such holders having less than two-thirds of their shares of Series D Preferred Stock submitted for redemption so redeemed at the Redemption Price for the Series D Preferred Stock, or (iii) to the holders of Series E Preferred Stock, Series E-1 Preferred Stock, and Series E-2 Preferred Stock who have made a Redemption Election would result in such holders having less than two-thirds of their shares of Series E Preferred Stock, Series E-1 Preferred Stock, and Series E-2 Preferred Stock submitted for redemption so redeemed at the Redemption Price for the Series E Preferred Stock, Series E-1 Preferred Stock, and Series E-2 Preferred Stock; provided, further, that, subject to the preceding proviso, if the redemption of fewer than all of the outstanding shares of Preferred Stock is requested pursuant to this Section 3(a), such redemption shall be made on a pro rata basis among the holders of the series of Preferred Stock which is requesting redemption based upon the total Redemption Price applicable to each holder’s shares of such series of Preferred Stock.

(b) Procedure. Within 15 days following its receipt of a Redemption Election, the Corporation shall mail a written notice, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of shares of Preferred Stock, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the series of Preferred Stock to be redeemed, the number of shares (if any) to be redeemed from such holder, the Redemption Date, the applicable

Redemption Price, the place at which payment may be obtained, and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder’s certificate or certificates representing the shares to be redeemed (as applicable, the “Redemption Notice”). Within 15 days after their receipt of a Redemption Notice from the Corporation (as applicable, the “Election Period”), the holders of not less than a majority of the then outstanding shares of any other series of Preferred Stock (with (x) the Series E Preferred Stock and Series E-2 Preferred Stock (being treated together as a single series) and (y) the Series E-1 Preferred Stock being treated separately as individual series) may deliver to the Corporation a Redemption Election for such series. Any such Redemption Election received by the Corporation with respect to any other series of Preferred Stock within the Election Period shall be deemed given on the date of, and shall be deemed to be part of, the initial Redemption Election and the shares of such series shall be redeemed on the Redemption Date applicable to the initial Redemption Election. Except as provided in Section 3(c), on or after the Redemption Date, each holder of shares of Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c) Effect of Redemption; Insufficient Funds.

(i) From and after the Redemption Date, unless there shall have been a default in payment of the applicable Redemption Price, all rights of the holders of shares of Preferred Stock designated for redemption in the Redemption Notice (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Subject to Section 3(a) above, if the funds of the Corporation legally available for redemption of shares of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon the total Redemption Price applicable to each such holder’s shares of Preferred Stock which are subject to redemption on such Redemption Date. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed. The Corporation shall be obligated to use its best efforts to take all such actions as may be necessary (including without limitation the issuance of additional equity securities, the revaluation or recapitalization of the Corporation, or the consummation of a Liquidation Transaction (subject in each case to obtaining any approval or consent of the holders of Preferred Stock required in connection therewith)) in order to permit the full and timely redemption of the shares of Preferred Stock entitled to redemption.

(ii) For the avoidance of doubt, in connection with any Liquidation Transaction effected in satisfaction of the Corporation’s obligations under the last sentence of Section 3(c)(i) above, (A) any holders of Preferred Stock who have delivered an effective and valid Redemption Election as of such Liquidation Transaction shall be entitled to receive their applicable aggregate Redemption Price (not the amounts which would be payable to such holders in a Liquidation Transaction pursuant to Section 2 above had no Redemption Election been made) in connection with such Liquidation Transaction, and (B) if the funds of the Corporation legally available for redemption of shares of Preferred Stock in connection with a Liquidation Transaction are insufficient to redeem the total number of shares of Preferred Stock to be redeemed, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon the total Redemption Price applicable to each such holder’s shares of Preferred Stock which are subject to redemption as of the Liquidation Transaction.

(d) Redemption Fund. On or prior to each Redemption Date, the Corporation shall deposit the applicable Redemption Price of all shares of Preferred Stock designated for redemption in the Redemption Notice, and not yet redeemed or converted, with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to publish the notice of redemption thereof and pay the applicable Redemption Price for such shares to their respective holders on or after the Redemption Date, upon receipt of notification from the Corporation that such holder has surrendered such holder’s share certificate to the Corporation pursuant to Section 3(b) above. As of the date of such deposit (even if prior to the Redemption Date), the deposit shall constitute full payment of the shares to their holders, and from and after the date of the deposit the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the applicable Redemption Price of the shares, without interest, upon surrender of their certificates therefor, and the right to convert such shares as provided in Article IV(B)(4) hereof. Such instructions shall also provide that any monies deposited by the Corporation pursuant to this Section 3(d) for the redemption of shares thereafter converted into shares of the Corporation’s Common Stock pursuant to Article IV(B)(4) hereof prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any monies deposited by the Corporation pursuant to this Section 3(d) remaining unclaimed at the expiration of one year following the Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

(e) Permitted Share Redemption. Subject to the terms, conditions, and limitations set forth in the Credit Agreement, as soon as permitted under the Credit Agreement or as soon thereafter as legally permissible, but on a date (the “Permitted Redemption Date”) within 45 days after receipt by the Corporation of a written request (a “Permitted Redemption Election”) from the holders of not less than a majority of the then outstanding shares of (1) Series A Preferred Stock, (2) Series B Preferred Stock, (3) Series C Preferred Stock, (4) Series D Preferred Stock, or (5) Series E Preferred Stock, Series E-1 Preferred Stock, and Series E-2 Preferred Stock (such Series E Preferred Stock, Series E-1 Preferred Stock, and Series E-2 Preferred Stock being treated together as a single series) that all or some of the shares of such series be redeemed, the Corporation shall, to the extent it may do so pursuant to the Credit Agreement (as determined in the discretion of the Administrative Agent), redeem the number of shares specified in the Permitted Redemption Election in accordance with the procedures set forth in this Section 3 by paying in cash therefor a sum equal to the applicable Redemption Price; provided, however, that if the redemption of fewer than all of the outstanding shares of Preferred Stock is requested or permitted pursuant to this Section 3(e), such redemption shall be made on a pro rata basis among the holders of each series of Preferred Stock which is requesting redemption based upon the total Redemption Price applicable to each holder’s shares of such Preferred Stock. Sections 3(b) and (d) shall apply to any redemption made pursuant to this Section 3(e). Section 3(c) shall not apply to any redemption made pursuant to this Section 3(e).

4. Conversion. The holders of shares of Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Subject to and in compliance with the provisions of this Section 4, any or all shares of Preferred Stock may, at the option of the holder thereof, be converted at any time into fully paid and nonassessable shares of (i) in the case of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, or Series E-1 Preferred Stock, Voting Common Stock and (ii) in the case of Series E-2 Preferred Stock, Non-Voting Common Stock. The number of shares of Voting Common Stock to which a holder of Series A Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying the Series A Conversion Rate (determined as provided in Section 4(a)(i)) by the number of shares of Series A Preferred Stock being converted at any time. The number of shares of Voting Common Stock to which a holder of Series B Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying the Series B Conversion Rate (determined as provided in Section 4(a)(i)) by the number of shares of Series B Preferred Stock being converted at any time. The number of shares of Voting Common Stock to which a holder of Series C Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying the Series C Conversion Rate (determined as provided in Section 4(a)(i)) by the number of shares of Series C Preferred Stock being converted at any time. The number of shares of Voting Common Stock to which a holder of Series D Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying the Series D Conversion Rate (determined as provided in Section 4(a)(i)) by the number of shares of Series D Preferred Stock being converted at any time. The number of shares of Voting Common Stock to which a holder of Series E Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying the Series E Conversion Rate (determined as provided in Section 4(a)(i)) by the number of shares of Series E Preferred Stock being converted at any time. The number of shares of Voting Common Stock to which a holder of Series E-1 Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying the Series E-1 Conversion Rate (determined as provided in Section 4(a)(i)) by the number of shares of Series E-1 Preferred Stock being converted at any time. The number of shares of Non-Voting Common Stock (or, for purposes of Section 4(b) only, Voting Common Stock) to which a holder of Series E-2 Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying the Series E-2 Conversion Rate (determined as provided in Section 4(a)(i)) by the number of shares of Series E-2 Preferred Stock being converted at any time.

(i) The conversion rate in effect at any time for the Series A Preferred Stock (the “Series A Conversion Rate”) shall be the quotient obtained by dividing $0.70 by the Series A Conversion Price, as defined in Section 4(a)(ii). The conversion rate in effect at any time for the Series B Preferred Stock (the “Series B Conversion Rate”) shall be the quotient obtained by dividing $1.00 by the Series B Conversion Price, as defined in Section 4(a)(ii). The conversion rate in effect at any time for the Series C Preferred Stock (the “Series C Conversion Rate”) shall be the quotient obtained by dividing $5.00 by the Series C Conversion Price, as defined in Section 4(a)(ii). The conversion rate in effect at any time for the Series D Preferred Stock (the “Series D Conversion Rate”) shall be the quotient obtained by dividing $5.6558 by the Series D Conversion Price, as defined in Section 4(a)(ii). The conversion rate in effect at any time for the Series E Preferred Stock (the “Series E Conversion Rate”) shall be the quotient obtained by dividing $7.8776 (the “Series E Issue Price”) by the Series E Conversion Price, as defined in Section 4(a)(ii). The conversion rate in effect at any time for the Series E-1 Preferred Stock (the “Series E-1 Conversion Rate”) shall be the quotient obtained by dividing the Series E Issue Price by the Series E-1 Conversion Price, as defined in Section 4(a)(ii). The conversion rate in effect at any time for the Series E-2 Preferred Stock (the “Series E-2 Conversion Rate”) shall be the quotient obtained by dividing the Series E Issue Price by the Series E-2 Conversion Price, as defined in Section 4(a)(ii).

(ii) The Series A Conversion Price shall initially be $0.68 and shall be subject to adjustment from time to time, as set forth in Section 4(d) hereof (the “Series A Conversion Price”). The Series B Conversion Price shall initially be $1.00 and shall be subject to adjustment from time to time, as set forth in Section 4(d) hereof (the “Series B Conversion Price”). The Series C Conversion Price shall initially be $5.00 and shall be subject to adjustment from time to time, as set forth in Section 4(d) hereof (the “Series C Conversion Price”). The Series D Conversion Price shall initially be $5.6558 and shall be subject to adjustment from time to time, as set forth in Section 4(d) hereof (the “Series D Conversion Price”). The Series E Conversion Price shall initially be the Series E Issue Price and shall be subject to adjustment from time to time, as set forth in Section 4(d) hereof (the “Series E Conversion Price”). The Series E-1 Conversion Price shall initially be the Series E Issue Price and shall be subject to adjustment from time to time, as set forth in Section 4(d) hereof (the “Series E-1 Conversion Price”). The Series E-2 Conversion Price shall initially be the Series E Issue Price and shall be subject to adjustment from time to time, as set forth in Section 4(d) hereof (the “Series E-2 Conversion Price”). The Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price, the Series E-1 Conversion Price, and the Series E-2 Conversion Price are sometimes individually and collectively referred to herein as the “Conversion Price.”

(b) Automatic Conversion. Each outstanding share of Preferred Stock (including, for purposes of this Section 4(b) only, shares of Series E-2 Preferred Stock) shall automatically be converted into the number of shares of Voting Common Stock into which such shares of Preferred Stock are then convertible pursuant to Section 4 hereof immediately upon the earlier to occur of (i) except as provided below in Section 4(c), immediately prior to the closing of the Corporation’s first underwritten public offering on a firm commitment basis by a nationally recognized investment banking organization or organizations pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Voting Common Stock (1) at a price per share of Voting Common Stock representing a fully-diluted, pre-offering valuation of the Corporation of at least $600 million, (2) with respect to which the Corporation receives aggregate net proceeds attributable to sales for the account of the Corporation (after deduction of underwriting discounts and commissions) of not less than $75 million, and (3) with respect to which such Common Stock is listed for trading on the New York Stock Exchange, the NASDAQ Global Market, the NASDAQ Global Select Market, or the London Stock Exchange (a “Qualified IPO”); or (ii) the date specified by vote or written consent of each of (x) a Senior Preferred Majority, and (y) the holders of a majority of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class on an as converted to Voting Common Stock basis. For purposes of clause (1) above, fully diluted valuation shall assume (in each case, without duplication) (A) the full conversion of all shares of Preferred Stock and Non-Voting Common Stock into shares of Voting Common Stock that are outstanding and convertible at such time, (B) the exercise or conversion of all warrants, notes, or other securities exercisable or convertible into capital stock of the Corporation that are outstanding and exercisable or convertible at such time, (C) the exercise of all options to purchase capital stock of the Corporation that are outstanding at such time (whether or not exercisable or vested), (D) the exercise of all options reserved for issuance under any equity incentive plans of the Corporation (subject to (E), excluding any equity incentive plans that are to become effective upon consummation of such public offering) and (E) the exercise of all options to purchase capital stock of the Corporation that will be granted by the Corporation in connection of such public offering.

(c) Mechanics of Conversion. Before any holder of shares of Preferred Stock shall be entitled to convert such shares of Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen, or destroyed certificate), at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the

Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a certificate for the remaining number of shares of Preferred Stock if less than all of the shares of Preferred Stock evidenced by the certificate were surrendered. Such conversion shall be deemed to have been made immediately prior to the close of business on (i) the date of such surrender of the shares of Preferred Stock to be converted, or (ii) if applicable, the date of automatic conversion specified in Section 4(b) above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits, and Combinations. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Issuance of Additional Stock below Conversion Price. If the Corporation should, at any time after the date upon which any shares of Series E Preferred Stock were first issued (the “Purchase Date”) and while there are any shares of Preferred Stock outstanding, issue any Additional Stock (as hereinafter defined) without consideration or for consideration per share less than the Conversion Price for one or more series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, then and in such event, such Conversion Price for each such series of Preferred Stock upon each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i).

(A) Adjustment Formula. Whenever the Conversion Price is adjusted pursuant to this Section (4)(d)(i), the new Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, Series E-1 Conversion Price, and/or Series E-2 Conversion Price (calculated to the nearest cent) shall be determined by multiplying such Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, Series E-1 Conversion Price, and/or Series E-2 Conversion Price (as relevant) then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock and Preferred Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at the relevant Conversion Price in effect immediately prior to such issuance; and (y) the denominator of which shall be the number of shares of Common Stock and Preferred Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock actually issued.

(B) Definition of “Additional Stock”. For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Common Stock or Common Stock Equivalents (as hereinafter defined) issued other than:

(1) Common Stock issued pursuant to stock dividends, stock splits, or similar transactions, as described in Section 4(d)(ii) hereof;

(2) Up to 18,426,332 shares (as adjusted for stock splits, stock dividends, combination, reorganization, recapitalization, reclassification, and the like) of Common Stock (or such greater number as is unanimously approved by the Board of Directors) issued or issuable to employees, officers, consultants, or directors of the Corporation or other persons performing services for the Corporation, directly or pursuant to an equity incentive plan approved by the Board of Directors;

(3) Common Stock issuable upon exercise or conversion of warrants, notes, or other securities exercisable for or convertible into capital stock of the Corporation outstanding as of the date of this Restated Certificate;

(4) Common Stock issued or issuable upon conversion of Preferred Stock;

(5) Voting Common Stock issuable upon conversion of Non-Voting Common Stock;

(6) Common Stock issued or issuable upon exercise of any warrants to purchase Common Stock outstanding as of the date of this Restated Certificate;

(7) Series A Preferred Stock issued or issuable upon exercise of warrants to purchase Series A Preferred Stock outstanding as of the date of this Restated Certificate;

(8) Series D Preferred Stock issued or issuable upon exercise of warrants to purchase Series D Preferred Stock outstanding as of the date of this Restated Certificate;

(9) Series E Preferred Stock and Series E-2 Preferred Stock issued or issuable upon exercise of warrants to purchase Series E Preferred Stock and Series E-2 Preferred Stock, respectively, issued on or about the date of this Restated Certificate;

(10) Common Stock or Common Stock Equivalents issued or issuable with the affirmative vote of each of (x) a Senior Preferred Majority, and (y) the holders of a majority of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class on an as converted to Voting Common Stock basis;

(11) Common Stock issuable pursuant to a Qualified IPO; and

(12) Non-Voting Common Stock as may be required pursuant to that certain Right of First Refusal and Co-Sale Agreement, dated on or about the date hereof, as may be amended from time to time (the “ROFR Agreement”).

(C) No Fractional Adjustments. No adjustment of the Conversion Price shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(D) Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions, or other expenses allowed, paid, or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.

(E) Deemed Issuances of Common Stock. In the case of the issuance on or after the Purchase Date of securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Section 4(d)(i):

(1) The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange, or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability, or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange, or exercise thereof shall be deemed to have been issued at the time such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange, or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D)).

(2) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange, or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange, or exercise of such Common Stock Equivalents.

(3) Upon the termination or expiration of the convertibility, exchangeability, or exercisability of any Common Stock Equivalents, the Conversion Price, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed (without retroactive application to any previously converted Preferred Stock) to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable, or exercisable) actually issued upon the conversion, exchange, or exercise of such Common Stock Equivalents.

(4) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4(d)(i)(E)(1) shall be appropriately adjusted to reflect any change, termination, or expiration of the type described in either Section 4(d)(i)(E)(2) or 4(d)(i)(E)(3).

(F) No Increase of Conversion Price. Notwithstanding any other provisions of this Section (4)(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(2) and 4(d)(i)(E)(3), no adjustment of the Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(ii) Stock Splits and Dividends. In the event the Corporation should at any time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split, or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series of Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents, with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

(iii) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series of Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents, with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

(iv) Initial Public Offering.

(A) Series E Preferred Stock. In connection with the Corporation’s initial public offering of Voting Common Stock (the “IPO”), if the anticipated public offering price (as determined in good faith by a majority of the Board of Directors, including a majority of the Preferred Directors (as hereinafter defined) (the “Expected Offering Price”) is less than or equal to the Series E Preference Price, the Series E Conversion Price then in effect shall be adjusted downward to an amount equal to the product of (1) the Series E Issue Price and (2) the quotient of (a) the Expected Offering Price and (b) the Series E Preference Price. The determination by the Board of Directors of the Expected Offering Price and the downward adjustment of the Series E Conversion Price, if any, shall each occur as of immediately prior to the effectiveness of the Corporation’s registration statement filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission in connection with the IPO. Notwithstanding anything contained herein to the contrary, the provisions of this Section 4(d)(iv)(A) shall not be amended, altered, or repealed without the written consent of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock and Series E-2 Preferred Stock, voting together as a single class on an as-converted to Voting Common Stock basis.

(B) Series E-2 Preferred Stock. In connection with the Corporation’s IPO, if the Expected Offering Price is less than or equal to the Series E Preference Price, the Series E-2 Conversion Price then in effect shall be adjusted downward to an amount equal to the product of (1) the Series E Issue Price and (2) the quotient of (a) the Expected Offering Price and (b) the Series E Preference Price. The determination by the Board of Directors of the Expected Offering Price and the downward adjustment of the Series E-2 Conversion Price, if any, shall each occur as of immediately prior to the effectiveness of the Corporation’s registration statement filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission in connection with the IPO. Notwithstanding anything contained herein to the contrary, the provisions of this Section 4(d)(iv)(B) shall not be amended, altered, or repealed without the written consent of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock and Series E-2 Preferred Stock, voting together as a single class on an as-converted to Voting Common Stock basis.

(e) Other Distributions. In the event the Corporation shall declare a distribution (other than a subdivision, combination, or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 of this Article IV(B)) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends), or options or rights not referred to in Sections 4(d)(i) or 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination, or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 of this Article IV(B)), provision shall be made so that the holders of shares of Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g) No Impairment. The Corporation will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against impairment.

(h) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock, and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(ii) Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price, the Series E-1 Conversion Price, or the Series E-2 Conversion Price pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock.

(i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase, or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least ten days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, or right, and the amount and character of such dividend, distribution, or right.

(j) Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of shares of its Voting Common Stock and Non-Voting Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock, as applicable; and if at any time the number of authorized but unissued shares of Voting Common Stock or Non-Voting Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, as applicable, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(k) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

5. Special Rights upon Initial Public Offering - Series E-1 Preferred Stock. Notwithstanding anything contained in Section 4 hereof to the contrary, in connection with the Corporation’s IPO, if the Expected Offering Price is not greater than the Series E-1 Preference Price, each share of Series E-1 Preferred Stock shall, immediately prior to the closing of the IPO and in accordance with Section 4 hereof, automatically be converted into (x) the number of shares of Voting Common Stock into which each such share of Series E-1 Preferred Stock is then convertible pursuant to Section 4 hereof, and (y) the right to receive from the Corporation an amount per share of Series E-1 Preferred Stock in cash equal to the difference between the Series E-1 Preference Price and the Expected Offering Price. Any amounts payable by the Corporation to the holders of Series E-1 Preferred Stock shall be paid promptly in cash, and in all events, within five (5) business days of the closing of the IPO. Notwithstanding anything contained herein to the contrary, the provisions of this Section 5 shall not be amended, altered, or repealed without the written consent of the holders of at least two-thirds of the then outstanding shares of Series E-1 Preferred Stock.

6. Voting Rights.

(a) Except as expressly provided by this Restated Certificate or as provided by law, the holders of Preferred Stock shall have the same voting rights as the holders of Voting Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Amended and Restated Bylaws of the Corporation, as may be amended from time to time (the “Bylaws”), and the holders of Voting Common Stock and Preferred Stock shall vote together as a single class on all matters; provided, that the holders of Series E-2 Preferred Stock shall in no event and under no circumstances participate with respect to their shares of Series E-2 Preferred Stock in the voting for or designation of directors pursuant to Section 6(b). Each holder of Voting Common Stock shall be entitled to one vote for each share of Voting Common Stock held, and each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Voting Common Stock into which such shares of Preferred Stock could then be converted, pursuant to the provisions of Section 4 hereof, at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited (assuming, with respect to shares of Series E-2 Preferred Stock, subject to the holders of Series E-2 Preferred Stock having no right to vote in any matters relating to the election of the directors with respect to its shares of Series E-2 Preferred Stock, such shares were converted into shares of Voting Common Stock). Fractional votes shall not, however, be permitted and any fractional voting rights available on an as converted to Voting Common Stock basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) The Board of Directors shall be fixed at six members. As long as at least 1,000,000 shares of Preferred Stock are outstanding, the holders of Preferred Stock (excluding the holders of Series E-2 Preferred Stock with respect to their shares of Series E-2 Preferred Stock), voting together as a separate class, shall have the right to designate three directors (the “Preferred Directors”) to be elected to the Board of Directors. The holders of Voting Common Stock, voting together as a separate class, shall have the right to designate two directors (the “Common Directors”) to be elected to the Board of Directors. The holders of Voting Common Stock and Preferred Stock (excluding the holders of Series E-2 Preferred Stock with respect to their shares of Series E-2 Preferred Stock) (voting on an as converted to Voting Common Stock basis), voting together as a single class, shall have the right to designate one director (the “Joint Director”) to be elected to the Board of Directors.

(c) In the case of any vacancy occurring among the Preferred Directors, the holders of Preferred Stock (excluding the holders of Series E-2 Preferred Stock with respect to their shares of Series E-2 Preferred Stock), voting together as a separate class, shall elect a successor or successors to serve for the unexpired term of the Preferred Director whose office is vacant. In the case of any vacancy occurring among the Common Directors, the holders of Voting Common Stock, voting together as a separate class, shall elect a successor or successors to serve for the unexpired term of the Common Director whose office is vacant. In the case of any vacancy in the office of the Joint Director, the holders of Voting Common Stock and Preferred Stock (voting on an as converted to Voting Common Stock basis and excluding the holders of Series E-2 Preferred Stock with respect to their shares of Series E-2 Preferred Stock), voting together as a single class, shall elect a successor to serve for the unexpired term of the Joint Director.

7. Protective Provisions. For so long as at least 1,000,000 shares of Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, combination, reorganization, recapitalization, reclassification, and the like), the Corporation shall not (and shall cause its subsidiaries not to), without the written consent of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as converted to Voting Common Stock basis, either directly or indirectly, whether by amendment, merger, consolidation, reclassification, or otherwise:

(a) create, authorize, or issue any securities having any rights, preferences, or privileges superior to or on a parity with any rights, preferences, or privileges of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock, or Series E-2 Preferred Stock (or any securities convertible into or exchangeable for any such superior or parity securities);

(b) purchase, redeem, declare, or pay any dividend or distribution on (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock, Common Stock, or capital stock of any subsidiary (other than a distribution or payment to the Corporation), or issue capital stock of any subsidiary (other than to the Corporation or one of its wholly-owned subsidiaries); provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock from employees, officers, directors, consultants, or other persons performing services for the Corporation pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment, as may be approved by the Corporation’s compensation committee; (ii) the redemption of shares of Preferred Stock pursuant to Section 3 of this Restated Certificate; (iii) the repurchase of shares upon exercise of rights of first refusal granted to the Corporation in accordance with their terms, or (iv) the repurchase of shares of Common Stock as may be required pursuant to the ROFR Agreement;

(c) effect a liquidation, dissolution, winding up, or Liquidation Transaction;

(d) increase or decrease the number of authorized shares of any series of Preferred Stock or Common Stock;

(e) amend, alter, or repeal any provision of this Restated Certificate or the Bylaws in a manner adverse to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock, or Series E-2 Preferred Stock;

(f) increase or decrease the size of the Board of Directors;

(g) amend any equity incentive plan to modify the number of shares covered thereby;

(h) create, incur, guarantee, or authorize the creation or guarantee of any indebtedness for money borrowed in excess of $1,000,000 (when combined with all other indebtedness of the Corporation and its subsidiaries for money borrowed), including any refinancing or replacement thereof; or

(i) consummate an IPO or other public offering of securities, other than a Qualified IPO.

8. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. This Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

C. Common Stock.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as, and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution, or winding up of the Corporation, or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B).

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. Each holder of Voting Common Stock shall have the right to one vote per share of Voting Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Each holder of Non-Voting Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, but shall have no rights to vote with respect to any shares of Non-Voting Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

5. Non-Voting Common Stock. Each outstanding share of Non-Voting Common Stock shall be automatically converted, without the payment of any additional consideration, into fully paid and nonassessable shares of Voting Common Stock on a one-for-one basis (subject to equitable adjustment in the event of any stock splits, recapitalizations, and the like with respect to either the Voting Common Stock or the Non-Voting Common Stock, as applicable) upon and coterminous with any conversion of all of the outstanding Preferred Stock into Voting Common Stock.

ARTICLE V

Subject to the provisions of Section 7(e) of Article IV(B), the Board of Directors of the Corporation is expressly authorized to make, alter, or repeal the Bylaws of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation. Meetings of stockholders may be held within or without the state of Delaware, as the Bylaws may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the state of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ARTICLE VII

A. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he or she, his or her testator, or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

C. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Restated Certificate inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

ARTICLE VIII

Subject to any conditions imposed by law, the Corporation expressly denies the application of the Arizona Corporate Takeover Laws, Arizona Revised Statutes §§ 10-2701 et seq., or any successor thereto.

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